UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2013

Constant Contact, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33707	04-3285398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 472-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On May 1, 2013, Constant Contact, Inc. (the “Company”), as tenant, entered into a Lease (the “Lease”) with Battery Commercial Associates LLC, as landlord (the “Landlord”).

Under the Lease, the Company will lease from the Landlord approximately 21,441 square feet of office space on the eleventh floor of 17 Battery South, New York, New York. The Lease supersedes in their entirety the Sublease between Wall Street Access Corporation (“WSA”) and SinglePlatform, LLC, the Company’s wholly owned subsidiary (“SinglePlatform”), dated as of March, 2012 and the Sublease between WSA and SinglePlatform, dated as of August 31, 2012 (together, the “Prior Leases”). The Prior Leases were terminated on April 29, 2013 in connection with the execution of the Lease.

The term of the Lease will expire on October 31, 2018. The base rent under the Lease will be $53,602.50 per month for the first 12 months of the Lease, $55,210.58 per month for the second 12 months of the Lease, $56,866.89 per month for the third 12 months of the Lease, $58,572.90 per month for the fourth 12 months of the Lease, $60,330.09 per month for the fifth 12 months of the Lease, and $62,139.99 per month for the remainder of the Lease. Base rent under the Lease will increase by three percent on each anniversary of the commencement date during any renewal of the Lease. Under the terms of the Lease, the Landlord will reimburse the Company up to approximately $428,000 for certain improvements to be made to the premises by the Company.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTANT CONTACT, INC.

Date: May 2, 2013	By:	/s/ Robert P. Nault
Robert P. Nault

Vice President and General Counsel